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                                  Exhibit 99.2

FOR IMMEDIATE RELEASE
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                   American Business Financial Services, Inc.
                 Reports Results of Annual Stockholders' Meeting

Philadelphia, PA...December 31, 2003...American Business Financial Services, Inc. (NASDAQ: ABFI), held its Annual Stockholders' Meeting on Wednesday, December 31, 2003 at the Company's headquarters in Philadelphia, Pennsylvania.

At the meeting, stockholders elected Michael R. DeLuca to a three-year term on the Company's Board of Directors. DeLuca has served on the Board for 11 years. Warren E. Palitz and Jeffrey S. Steinberg were also elected for three-year terms on the Company's Board of Directors. Palitz and Steinberg were named to the Board of Directors in February 2003. In addition, Harold E. Sussman was elected for a one-year term. Sussman has served on the Board for 11 years.

In addition, stockholders voted in favor of four proposals. The first proposal approved was an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 9,000,000 to 209,000,000. The second proposal approved was an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock from 3,000,000 to 203,000,000. The third proposal approved by stockholders was the issuance of shares of the Series A preferred stock in connection with the Company's exchange offer and shares of common stock issuable upon the conversion of the Series A preferred stock. The approval of these three proposals represents some of the conditions required to be satisfied for the Company to consummate the exchange offer.

The fourth and final proposal approved was the ratification of the appointment of BDO Seidman, LLP to serve as the Company's independent auditors for fiscal 2004.

American Business Financial Services, Inc. is a diversified financial services company operating predominantly in the eastern and central portions of the United States. The Company primarily originates, sells and services home equity and, subject to market conditions in the secondary loan market, business purpose loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania, and a small processing center in Roseland, New Jersey. The Company also processes and purchases home equity loans from other financial institutions through its Bank Alliance Services program.

For further information, contact Stephen M. Giroux, Executive Vice President and General Counsel, 215-940-4537, or Keith Bratz, VP -- Corporate Communications, 215-940-4525.

                                      # # #
Certain statements contained in this press release, which are not historical facts, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc.'s and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company's products, relationships with brokers, ability to obtain financing, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets, ability to successfully implement changes in business strategy, amount of debt outstanding, restrictive covenants in debt instruments and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.